 Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, PA 19103

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322
SUNOCO LOGISTICS ANNOUNCES OWNERSHIP IN BAKKEN PIPELINE,
EARNINGS FOR FIRST QUARTER 2015 AND CONTINUED DISTRIBUTION GROWTH

PHILADELPHIA, May 6, 2015 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the "Partnership") today announced results for the first quarter 2015. Adjusted EBITDA for the three months ended March 31, 2015 was $221 million, a $13 million increase compared to the first quarter 2014. Net income attributable to partners for the first quarter 2015 was $36 million ($0.10 loss per limited partner unit diluted), which included a $41 million inventory write down resulting from the decline in commodity prices. This non-cash charge was excluded from the Partnership's determination of Adjusted EBITDA and Distributable Cash Flow. Net income attributable to partners was $107 million ($0.33 per limited partner unit diluted) for the first quarter 2014. Recent highlights include:

•	Distributable Cash Flow of $160 million for the first quarter 2015

•	Twenty-one percent distribution increase to $1.68 (annualized) compared to the first quarter 2014

•	Ended the quarter with a Debt-to-Adjusted EBITDA ratio of 3.4x calculated in accordance with our credit agreement

•	Issued $771 million of equity financing to date in 2015 in support of our expansion capital program

•	Commenced initial start up operations on the Allegheny Access refined products pipeline project

•	Increased our existing credit facility to $2.50 billion with maturity in March 2020 in order to continue supporting our expansion capital program

"We are pleased to announce our first quarter earnings where, most importantly, our ratable (blue bar) earnings increased over 30 percent compared to the first quarter of 2014," said Michael Hennigan, President and Chief Executive Officer. "Growing our blue bar cash flow is core to our strategy and we are very pleased that our team continues to execute on our extensive program of organic expansion projects. As we anticipated, with the lower price commodity market, our market-related earnings have declined from prior years’ levels. In addition, due to inventory timing, earnings in our Terminals Facilities segment are materially lower than recent results, but we expect a reversal of this temporary occurrence, leading to a positive earnings benefit in the second quarter."

The Partnership also announced that it has reached agreement with ETP to participate in the Bakken Pipeline project, which is jointly owned by ETP and Phillips 66.  The project consists of existing and newly constructed pipelines that are expected to provide aggregate takeaway capacity of approximately 470,000 barrels per day of crude oil from the Bakken/Three Forks production area in North Dakota to key refinery and terminalling hubs in the Midwest and Gulf Coast including the Partnership’s Nederland terminal.  The ultimate takeaway capacity target for the project is 570,000 barrels per day.  The pipeline system is supported by long-term fee based contracts and is expected to begin commercial operations in the fourth quarter of 2016.  The Partnership will fund its proportionate share of the construction costs and is expected to have a 30 percent interest in project.  The Partnership also anticipates reaching agreement with ETP to become the operator of the pipeline system.

On the Bakken pipeline project, Hennigan said, "We are pleased to announce that SXL will have a 30 percent interest in the Bakken Pipeline and anticipates reaching agreement with ETP to become the operator of the pipeline system. This is another example of the synergistic benefits that occur within the Energy Transfer family of partnerships. We are very happy to not only be an owner, but also able to bring our crude oil operating expertise to this pipeline system."

On Sunoco Logistics growth, Hennigan added, "Our targeted emphasis on shale production areas continues to anchor our growth plans. We currently project to have approximately $2.5 billion of organic capital in 2015. Despite the current commodity price environment, and decrease in our market-related earnings, our strategy has not changed, our distribution philosophy and expectations have not changed, our capital program has not changed, and we are confident that we will continue to execute our long term plan."

DETAILS OF FIRST QUARTER SEGMENT ADJUSTED EBITDA

	Three Months Ended March 31,
	2015	2014	Variance
	(in millions)
Crude Oil Pipelines	$95	$93	$2
Crude Oil Acquisition and Marketing	31	12	19
Terminal Facilities	52	86	(34)
Products Pipelines	43	17	26
Adjusted earnings before interest, taxes, depreciation and amortization expense ("Adjusted EBITDA") (1)	$221	$208	$13

(1)
For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principles ("GAAP") metric.

Crude Oil Pipelines
Adjusted EBITDA for the Crude Oil Pipelines segment increased $2 million to $95 million compared to the prior year period. The increase was due primarily to additional throughput volumes largely driven by expansion projects placed into service in Texas and Oklahoma during 2014. This positive impact was largely offset by reduced volumes on higher-priced tariff movements.
Crude Oil Acquisition and Marketing
Adjusted EBITDA for the Crude Oil Acquisition and Marketing segment increased $19 million to $31 million. The increase was primarily attributable to higher realized crude oil margins compared to the prior year period. Increased crude oil volumes resulting from 2014 acquisitions and the expansion of our crude oil trucking fleet also contributed to the improvement.
Terminal Facilities
Adjusted EBITDA for the Terminal Facilities segment decreased $34 million to $52 million. The decrease was primarily attributable to lower results from our products acquisition and marketing activities. During the first quarter 2015, we utilized our storage capabilities to increase our level of certain refined products inventories in order to capture the contango market structure. These inventory positions, combined with the timing of butane blending sales, were negatively impacted by inventory accounting during the quarter. This decrease in operating results was partially offset by higher contributions from our bulk marine and refined products terminals.
Products Pipelines
Adjusted EBITDA for the Products Pipelines segment increased $26 million to $43 million compared to the prior year period. The increase was due primarily to higher throughput volumes and higher average pipeline revenue per barrel, which were largely driven by contributions from the Mariner NGL pipeline projects. Higher contributions from joint venture interests also contributed to the improvement.
FINANCING UPDATE
Net interest expense was $29 million for the three months ended March 31, 2015, compared to $16 million for the prior year period. The $13 million increase was due primarily to higher interest expense attributable to the April 2014 and November 2014 issuance of senior notes for a total of $2 billion. This was partially offset by higher capitalized interest associated with our expansion capital program.
In March 2015, we amended and restated our existing $1.50 billion unsecured revolving credit facility, increasing our borrowing capacity under the facility to $2.50 billion and extending maturity to March 2020. The facility is available to fund our working capital requirements, to finance acquisitions and capital projects, to pay distributions, and for general partnership purposes. The facility includes an "accordion" feature, under which the total aggregate commitment may be extended to $3.25 billion under certain conditions.
In March 2015, we completed an overnight equity offering of 13.5 million units for net proceeds of $547 million. When combined with the 3.4 million units issued under our ATM program for $142 million of net proceeds, we raised $689 million in the first quarter 2015 to support our expansion capital program. In April 2015, we issued an additional 2.0 million common units for net proceeds of $82 million related to the exercise of an option in connection with the March 2015 offering.

CAPITAL EXPENDITURES

	Three Months Ended March 31,
	2015	2014
	(in millions)
Expansion	$423	$465
Maintenance	15	18
Acquisitions	131	—
Investment in joint venture interests	—	42
Total	$569	$525
Our expansion capital spending for the three months ended March 31, 2015 included projects to: invest in the previously announced Mariner and Allegheny Access projects; invest in our crude oil infrastructure by increasing our pipeline capabilities through previously announced expansion capital projects in Texas and Oklahoma; expand the service capabilities of our refined products and natural gas liquids acquisition and marketing business; and upgrade the service capabilities at our bulk marine terminals. Acquisitions for the three months ended March 31, 2015 consisted of the acquisition of remaining ownership interests in a consolidated crude oil pipeline subsidiary. We expect total expansion capital spending, excluding acquisitions and investment in joint venture interests, to be approximately $2.5 billion in 2015. The increase in projected expansion capital in 2015 is largely related to our announced participation in the Bakken Pipeline Project. Maintenance capital spending is expected to be approximately $70 million in 2015. Our expenditures are expected to be funded from cash provided by operations, borrowings under our credit facilities, and with proceeds from debt and equity offerings, as necessary.
INVESTOR CALL
We will host a conference call regarding first quarter results on Thursday, May 7, 2015 at 8:00 am ET (7:00 am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request "Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics." This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately one hour following the completion of the call. To access the replay, dial 1-866-441-8828. International callers should dial 1-203-369-1067.
ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil, refined products, and natural gas liquids pipelines, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, refined products, and natural gas liquids. SXL’s general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil, refined products and natural gas liquids that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2015, and in the Partnership’s subsequent Form 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended March 31,
	2015	2014	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$2,572	$4,477	$(1,905)

Cost of products sold	2,309	4,210	(1,901)
Operating expenses (1)	49	41	8
Selling, general and administrative expenses (1)	25	30	(5)
Depreciation and amortization expense	82	69	13
Impairment charge and other matters	41	—	41
Total Costs and Expenses	2,506	4,350	(1,844)
Operating Income	66	127	(61)
Interest cost and debt expense, net	(50)	(26)	(24)
Capitalized interest	21	10	11
Other income	6	4	2
Income Before Provision for Income Taxes	43	115	(72)
Provision for income taxes	(6)	(5)	(1)
Net Income	37	110	(73)
Less: Net Income attributable to noncontrolling interests	(1)	(3)	2
Net Income Attributable to Partners	$36	$107	$(71)

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$36	$107	$(71)
Less: General Partner's interest	(60)	(38)	(22)
Limited Partners' interest in Net Income (Loss)	$(24)	$69	$(93)

Net Income (Loss) per Limited Partner unit: (2)
Basic	$(0.10)	$0.33

Diluted	$(0.10)	$0.33

Weighted Average Limited Partners' units outstanding: (2)
Basic	231.0	208.0

Diluted	231.0	209.1

(1)
During the fourth quarter 2014, we adjusted our presentation of certain operating expenses and selling, general and administrative expenses to conform to the presentation utilized by ETP. These changes did not impact our net income. Prior period amounts have been recast to conform to current presentation.

(2)	Amounts reflect the second quarter 2014 two-for-one unit split.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	March 31, 2015	December 31, 2014
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$54	$101

Revolving credit facilities	$385	$185
Senior Notes	3,975	3,975
Unamortized fair value adjustments (1)	103	106
Unamortized bond discount	(6)	(6)
Total Debt	$4,457	$4,260

Sunoco Logistics Partners L.P. equity	$7,150	$6,678
Noncontrolling interests	35	60
Total Equity	$7,185	$6,738

(1)
In connection with the application of push-down accounting, our senior notes were adjusted to fair value upon the closing of the acquisition of our general partner by Energy Transfer Partners, L.P. on October 5, 2012.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended March 31,
	2015	2014
	(in millions)
Sales and other operating revenue
Crude Oil Pipelines	$135	$131
Crude Oil Acquisition and Marketing	2,208	4,094
Terminal Facilities	244	287
Products Pipelines	63	41
Intersegment eliminations	(78)	(76)
Total sales and other operating revenue	$2,572	$4,477

	Three Months Ended March 31,
	2015	2014
	(in millions)
Adjusted EBITDA
Crude Oil Pipelines	$95	$93
Crude Oil Acquisition and Marketing	31	12
Terminal Facilities	52	86
Products Pipelines	43	17
Total Adjusted EBITDA	$221	$208

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

	Three Months Ended March 31,
	2015	2014
Operating Highlights

Crude Oil Pipelines:
Pipeline throughput (thousands of barrels per day ("bpd"))	2,124	2,041
Pipeline revenue per barrel (cents)	70.8	71.6

Crude Oil Acquisition and Marketing:
Crude oil purchases (thousands of bpd)	898	840
Gross profit per barrel purchased (cents) (1)	46.0	25.7
Average crude oil price (per barrel)	$48.57	$98.61

Terminal Facilities:
Terminal throughput (thousands of bpd):
Refined products terminals	423	413
Nederland terminal	1,298	1,322
Refinery terminals	178	226

Products Pipelines: (2) (3)
Pipeline throughput (thousands of bpd)	589	457
Pipeline revenue per barrel (cents)	118.8	100.8

(1)	Represents total segment sales and other operating revenue less cost of products sold and operating expenses divided by total crude oil purchases.

(2)	Excludes amounts attributable to equity interests which are not consolidated.

(3)	Prior period throughput volumes have been recast to exclude certain pipeline movements which result in revenues that are not material.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended March 31,
	2015	2014
	(in millions)
Net Income	$37	$110
Interest expense, net	29	16
Depreciation and amortization expense	82	69
Provision for income taxes	6	5
Non-cash compensation expense	4	5
Unrealized (gains) losses on commodity risk management activities	15	(1)
Amortization of excess investment in joint venture interests	1	—
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	6	4
Non-cash inventory write down	41	—
Adjusted EBITDA (1)	221	208
Interest expense, net	(29)	(16)
Provision for current income taxes (2)	(8)	(7)
Amortization of fair value adjustments on long-term debt	(3)	(4)
Distributions versus Adjusted EBITDA of unconsolidated affiliates	(8)	(6)
Maintenance capital expenditures	(15)	(18)
Distributable cash flow attributable to noncontrolling interests (2)	(1)	(3)
Contributions attributable to acquisition from affiliate	3	3
Distributable Cash Flow (1) (2)	$160	$157

(1)
Our management believes that Adjusted EBITDA and distributable cash flow information enhances an investor’s understanding of a business’s ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses.

(2)
During the third quarter 2014, we changed our definition of distributable cash flow to conform to the presentation utilized by ETP. This change did not have a material impact on our distributable cash flows. Prior period amounts have been recast to conform to current presentation.